Exhibit 10.7

Summary of Dennis McGuire Option Grant

On April 21, 2010, Ecosphere Technologies, Inc. (the “Company”) granted Dennis McGuire (“McGuire”), the Company’s Chief Executive Officer, 6,000,000 stock options (the “Options”) exercisable at $1.01 per share.  The Options shall vest as follows: 2,000,000 shall vest upon the execution of an option agreement, and the balance shall vest in equal increments semi-annually each June 30 and December 31 over a three-year period with the first vesting date being December 31, 2010, subject to McGuire’s continued service as an employee of the Company or any of its subsidiaries on each applicable vesting date.  The vesting shall accelerate (i) with 2,000,000 options vesting when the Company recognizes $10 million of net revenue from a new contract for the sale of equipment or from the providing of services (and all Options vesting with $20 million of net revenue from a new contract), (ii) all of the Options vest if there is a sale of the Company or any subsidiary or division (including the sale of all or substantially all of the assets in a transaction requiring shareholder approval), or (iii) all Options vest if there is a sale or licensing of any patent in which McGuire is listed as the inventor.  For (ii) or (iii) above, generally, the transaction must provide at least $25 million of net proceeds to the Company excluding any preferences available under any agreement.